                                                                 Exhibit 2(g)
                                                                 EXECUTION COPY

                            EQUITY PURCHASE AGREEMENT

         This Equity Purchase Agreement (the "Agreement"), dated as of March 3, 1998, is entered into by and among Charter Behavioral Health Systems, Inc., a Delaware corporation ("Charter Inc."), Crescent Operating, Inc., a Delaware corporation ("Crescent Operating"), and, solely for purposes of Section 4.4 hereto, Magellan Health Services, Inc., a Delaware corporation ("Magellan").

         WHEREAS, Charter Inc. owns 50% of the membership interests in Charter Behavioral Health Systems, LLC ("CBHS"), which is operated pursuant to an Amended and Restated Operating Agreement, dated as of June 16, 1997, among Charter Inc., Crescent Operating and Magellan (the "Operating Agreement");

         WHEREAS, Charter Inc. desires to sell, and Crescent Operating desires to purchase, 100% of Charter Inc.'s membership interests in CBHS, including without limitation all of Charter Inc.'s preferred interest or right to receive preferred distributions (the "Charter LLC Interest").

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

                                    ARTICLE I

                                PURCHASE AND SALE

         1.1 Closing. Upon the terms and subject to the conditions hereof, the closing (the "Closing") of the purchase and sale of the Charter LLC Interest as set forth herein shall take place at the offices of Dow, Lohnes & Albertson, PLLC, One Ravinia Drive, Suite 1600, Atlanta, Georgia 30346, on the business day on which all of the conditions to the obligations of the parties hereunder have been satisfied or waived or at such other time or place as the parties hereto shall agree (the "Closing Date").

         1.2      Consideration.

                  (a) Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and agreements of the parties contained herein, Charter Inc. hereby agrees to sell, assign, transfer and convey to Crescent Operating, and Crescent Operating hereby agrees to purchase from Charter Inc., all of the Charter LLC Interest, free and clear of all liens, charges, pledges, security interests, encumbrances, restrictions, judgments and claims of any kind or character whatsoever (collectively, "Encumbrances"). The consideration for the purchase and sale of the Charter LLC Interest shall be that number of shares of common stock, par value $0.01 per share, of Crescent Operating (the "Crescent Operating Shares") determined in accordance with the provisions of
Section 1.2(b) below.

         (b) The number of Crescent Operating Shares to be issued to Charter Inc. in consideration for its sale of the Charter LLC Interest (the "Purchased Shares") shall equal: $30,000,000 divided by the average closing price for a Crescent Operating Share, determined based on the average of the "Closing Price" of Crescent Operating Shares for the 10 "Trading Days" preceding the Closing Date, rounded up to the next whole number. The "Closing Price" for each such Trading Day means the last reported sales price, regular way, on such day, or if no such sale takes place on that day, the average of the reported closing bid and asked prices on that day, regular way, in either case as reported on the Nasdaq National Market. "Trading Day" means any day on which the Nasdaq National Market is open for the transaction of business.

         1.3      Deliveries.

                  (a) Delivery of the Charter LLC Interest shall be made by Charter Inc. at the Closing by delivering to Crescent Operating instruments of transfer sufficient to transfer title free and clear of all Encumbrances and satisfactory to Crescent Operating in form and substance.

                  (b) Crescent Operating shall deliver a stock certificate or certificates for the Purchased Shares in the name of Charter Inc. at the Closing free and clear of all Encumbrances. The Purchased Shares shall be issued pursuant to a registration statement on Form S-3 of Crescent Operating that has been declared effective by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

                  (c) Each of Charter Inc. and Crescent Operating shall deliver all other documents, instruments and writings required to be delivered by either of them at or prior to the Closing Date pursuant to this Agreement and such other documents, instruments and writings relating to the transactions contemplated hereby as either party or its counsel may reasonably request.

                                   ARTICLE II

                         REPRESENTATIONS OF CHARTER INC.

         Charter Inc. hereby represents and warrants to Crescent Operating as follows:

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         2.1      Organization.

                 (a) Charter Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to conduct its business as now conducted.

                  (b) Attached hereto as Exhibit 2.1(b) are complete and correct copies of the Certificate of Incorporation and By-Laws of Charter Inc., including all amendments thereto, as presently in effect.

                  (c) There are no dissolution, liquidation or revocation proceedings pending with respect to Charter Inc.

                  (d) CBHS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority necessary to conduct its business as now conducted.

         2.2 Authorization. Charter Inc. has all requisite corporate power and authority to execute and deliver this Agreement and, assuming approval of the Board of Directors of each of Magellan and Charter Inc., to carry out the transactions contemplated hereby. The Board of Directors of Magellan has preliminarily approved the transactions contemplated herein and shall meet within seven (7) days of the execution of this Agreement to consider final approval of such transactions. Promptly thereafter, the Board of Directors of Charter Inc. shall meet for the purpose of approving the transactions contemplated herein. No other corporate or stockholder actions or proceedings on the part of Charter Inc. are necessary to consummate the transactions contemplated hereby and perform Charter Inc.'s obligations hereunder. This Agreement has been duly and validly executed and delivered by Charter Inc. and, assuming this Agreement is approved by the Board of Directors of each of Magellan and Charter Inc. as provided above, and assuming it constitutes the legal, valid and binding obligation of Crescent Operating, constitutes a legal, valid and binding obligation of Charter Inc., enforceable against Charter Inc. in accordance with its terms, except that: (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses.

         2.3 No Violation. Subject to receipt of the consents referenced in
Section 2.4 of this Agreement, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will: (a) violate any provisions of the Certificate of Incorporation or By-Laws of Charter Inc., (b) violate or constitute a default under any agreement to which Charter Inc. is a party, or by which Charter Inc. is bound or to which any of the assets or property of Charter Inc. is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body to which Charter Inc. is subject or to which any of the assets or property of Charter Inc. is subject, except, in the case of clause
(b) or (c) of this Section 2.3, any such violations or defaults as would not, individually, or in the aggregate, materially impair the ability of Charter Inc. to perform its obligations hereunder or prevent the consummation of the transactions contemplated hereby.

         2.4 Consents. Except (a) for the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) as set forth on Schedule 2.4 hereto, and (c) as may be necessary as a result of any facts or circumstances related solely to Crescent Operating, no consent, approval, authorization or order of, or registration or filing with, any court or governmental agency or body (domestic or foreign), or other third party under any agreement to which Charter Inc. is a party, is required to be obtained by Charter Inc. in connection with the execution, delivery or performance by Charter Inc. of this Agreement or the consummation of the transactions contemplated hereby.

         2.5 Compliance with Laws. (a) Except as disclosed to the Board of Directors of CBHS in writing on the date hereof, the conduct of the business and the operations of CBHS and Charter Advantage LLC, a Delaware limited liability company ("Charter Advantage"), (i) have not violated or infringed, and do not violate or infringe, in any material respect, and (ii) comply in all material respects with, domestic (federal, state or local) or foreign laws, statutes, ordinances, regulations, decrees or orders now in effect, and (b) Charter Inc. has not received a notice with respect to CBHS or Charter Advantage of violation of any such laws, statutes, ordinances, regulations, decrees or orders other than violations which have been cured and as to which any related proceedings before or involving any governmental authority have been finally resolved; provided, however, that, with respect to CBHS, the foregoing representation and warranty is made solely to the knowledge of Charter Inc. To the knowledge of Charter Inc., no law, statute, ordinance, regulation, decree or order is proposed to be adopted, the enforcement of which is likely to have a material adverse affect on the business or operations or the value of the property or assets of CBHS. Whenever a representation and warranty contained in this Agreement is made to the "knowledge of Charter Inc." it shall mean all facts and conditions which are actually known by those persons specified on Schedule 2.5 hereto.

         2.6 Litigation. There are no claims, actions, suits, proceedings or investigations pending, or, to the knowledge of Charter Inc., threatened or anticipated, against Charter Inc. that would, individually, or in the aggregate, materially impair the ability of Charter Inc. to perform its obligations hereunder or prevent the consummation of the transactions contemplated hereby.

         2.7 Broker's and Finder's Fees. Charter Inc. is not obligated to pay, and has not retained, or entered into an agreement to retain, any broker or finder or other person who is entitled to, any broker's or finder's fee or any other commission or financial advisory fee based on any agreement or undertaking made by Charter Inc. in connection with the transactions contemplated by this Agreement.

                                   ARTICLE III

                      REPRESENTATIONS OF CRESCENT OPERATING

  Crescent Operating hereby represents and warrants to Charter Inc. as follows:

         3.1      Corporate Organization.

                  (a) Crescent Operating is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to conduct its business as now conducted.

                  (b) Attached hereto as Exhibit 3.1(b) are complete and correct copies of the Certificate of Incorporation and By-Laws of Crescent Operating, including all amendments thereto, as presently in effect.

                  (c) The Purchased Shares, when issued and delivered at the Closing in accordance with this Agreement, shall be validly issued, fully paid and nonassessable, and free and clear of all Encumbrances. The Purchased Shares shall be issued pursuant to a registration statement on Form S-3 of Crescent Operating that has been declared effective by the Commission under the Securities Act.

                  (d) The Crescent Operating Shares are currently (i) registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) traded on the Nasdaq National Market.

         3.2 Authorization. Crescent Operating has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Executive Committee of the Board of Directors of Crescent Operating has approved this Agreement and the transactions contemplated hereby and has authorized the execution, delivery and performance of this Agreement. No other corporate or stockholder actions or proceedings on the part of Crescent Operating are necessary to consummate the transactions contemplated hereby and perform Crescent Operating's obligations hereunder. This Agreement has been duly and validly executed and delivered by Crescent Operating and, assuming this Agreement constitutes the legal, valid and binding obligation of Charter Inc., constitutes a legal, valid and binding obligation of Crescent Operating, enforceable against Crescent Operating in accordance with its terms, except that: (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses.

         3.3 No Violation. Subject to receipt of the consents referenced in
Section 3.4 of this Agreement, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will: (a) violate any provisions of the Certificate of Incorporation or By-Laws of Crescent Operating, (b) violate or constitute a default under any other agreement to which Crescent Operating is a party, or by which Crescent Operating is bound or to which any of the assets or property of Crescent Operating is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body to which Crescent Operating is subject or to which any of the assets or property of Crescent Operating is subject, except in the case of clause (b) or (c) of this Section 3.3, any such violations or defaults as would not, individually, or in the aggregate, materially impair the ability of Crescent Operating to perform its obligations hereunder or prevent the consummation of the transactions contemplated hereby.

         3.4 Consents. Except (a) for the expiration or termination of any applicable waiting period under the HSR Act, (b) as set forth on Schedule 3.4 hereto, and (c) as may be necessary as a result of any facts or circumstances related solely to Charter Inc., no consent, approval, authorization or order of, or registration or filing with, any court or governmental agency or body (domestic or foreign) or other third party is required to be obtained by Crescent Operating in connection with the execution, delivery or performance by Crescent Operating of this Agreement or the consummation of the transaction contemplated hereby.

         3.5 Compliance with Laws. (a) Except as disclosed to the Board of Directors of CBHS in writing on the date hereof, the conduct of the business and the operations of CBHS (i) have not violated or infringed, and do not violate or infringe, in any material respect, and (ii) comply in all material respects with, domestic (federal, state or local) or foreign laws, statutes, ordinances, regulations, decrees or orders now in effect, and (b) Crescent Operating has not received a notice with respect to CBHS of violation of any such laws, statutes, ordinances, regulations, decrees or orders other than violations which have been cured and as to which any related proceedings before or involving any governmental authority have been finally resolved; provided, however, that the foregoing representation and warranty is made solely to the knowledge of Crescent Operating. To the knowledge of Crescent Operating, no law, statute, ordinance, regulation, decree or order is proposed to be adopted, the enforcement of which is likely to have a material adverse affect on the business or operations or the value of the property or assets of CBHS. Whenever a representation and warranty contained in this Agreement is made to the "knowledge of Crescent Operating" it shall mean all facts and conditions which are actually known by those persons specified on Schedule 3.5 hereto; provided, however, that the provisions of this Section 3.5 are not intended to, and will not, have an adverse affect on any rights or benefits that Crescent Real Estate Equities Company or Crescent Real Estate Equities Limited Partnership may have under any agreement to which either of them is a party.

         3.6 Prior Representations and Warranties. To the knowledge of Crescent Operating, none of the representations and warranties made by Magellan in the Contribution

Agreement, dated as of June 16, 1997, by and among Magellan, Crescent Operating and CBHS, are untrue or inaccurate in any material respect.

         3.7 Broker's and Finder's Fees. Crescent Operating is not obligated to pay, and has not retained, or entered into any agreement to retain, any broker or finder or other person who is entitled to, any broker's or finder's fee or any other commission or financial advisory fee based on any agreement or undertaking made by Crescent Operating in connection with the transactions contemplated by this Agreement.

         3.8 Restrictions on Transfer. Crescent Operating understands that the Charter LLC Interest has not been registered under the Securities Act or the securities laws of any state (collectively, "Securities Acts") and may not be resold unless permitted under applicable exemptions contained in such Securities Acts or upon satisfaction of the registration or qualification requirements of such Securities Acts. Crescent Operating acknowledges that it must bear the economic risk of its investment in the Charter LLC Interest for an indefinite period of time since the Charter LLC Interest has not been registered or qualified under such Securities Acts and, therefore, cannot be sold unless it is subsequently registered or exemptions from registration or qualification are available.

         3.9      Qualification of Crescent Operating.

                  (a) Crescent Operating is acquiring the Charter LLC Interest for investment purposes only, for its own account, not as nominee or agent for any other person, firm or corporation, and not with a view to, or for resale in connection with, a distribution or public offering thereof within the meaning of such Securities Acts.

                  (b) Crescent Operating has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of its investment in the Charter LLC Interest, and is able to bear the economic risks inherent in its investment in the Charter LLC Interest.

         3.10 Commission Filings. Crescent Operating has filed all required documents with the Commission since June 12, 1997 (the "Filings"). As of their respective dates, the Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

         4.1 No Action to Render Representations and Warranties Untrue. Between the date of this Agreement and the Closing Date:

                  (a) Charter Inc. and Crescent Operating, each as to CBHS, shall use commercially reasonable best efforts consistent with good business judgment to (i) preserve the present business organization of CBHS intact; (ii) keep available the services of the present employees of CBHS; (iii) preserve the present relationships of CBHS with entities or persons having business dealings with CBHS; and (iv) generally operate the business of CBHS in the ordinary and regular course consistent with the prior practices of CBHS;

                  (b) Charter Inc. and Crescent Operating, each as to CBHS, shall cause CBHS to maintain its books and records in accordance with good business practice, on a basis consistent with prior practice and in accordance with generally accepted accounting principles, subject to normal year-end adjustments; and

                  (c) Neither Charter Inc. nor Crescent Operating, as to either itself or CBHS, shall willfully take any action or willfully fail to take any action, in either case, which would result in any representation or warranty being untrue in any material respect.

         4.2 Filings and Consents. After the execution hereof, each of Charter Inc. and Crescent Operating: (a) shall promptly prepare and make any required filings with, and shall thereafter promptly make any required submissions to any applicable governmental agency or authority; and (b) shall use its commercially reasonable best efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, or in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement.

         4.3      Certain Tax Matters.

                  (a) Each of Charter Inc. and Crescent Operating, to the extent related to its ownership of interests in CBHS or its participation in CBHS as a member prior to the Closing Date, (i) will each provide the other with such assistance as may reasonably be requested by either of them in connection with the assessment of taxes, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to liability for taxes; (ii) will each retain and provide the other with any records or information which may be reasonably necessary to such assessment, audit or examination, proceeding or determination; and (iii) will each provide the other with the final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any return of the other for any period. The party requesting assistance hereunder shall promptly reimburse the other for reasonable expenses incurred for providing such assistance.

                  (b) Charter Inc. and Crescent Operating shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to taxes and with the preparation of any tax returns to the extent related to its ownership of interests in CBHS or its participation in CBHS as a member prior to the Closing Date.

                  (c) Each of the parties hereto acknowledges that CBHS or its successor intends to make an election (the "Election") pursuant to Section 754 of the Internal Revenue Code of 1986, as amended, to step up the basis of the assets of CBHS as a result of the sale of the Charter LLC Interest and agrees to cooperate with CBHS or its successor in making the Election by, among other things, providing to CBHS such information as is reasonably necessary to enable CBHS to determine the basis of its assets following the Election, provided that none of the parties hereto shall be required to take any action in connection with the Election that would adversely affect such party or its respective rights and benefits under this Agreement. Within 30 days from the Closing Date, the parties hereto shall use commercially reasonable best efforts to cause CBHS to make the Election.

         4.4 Termination of Operating Agreement. Immediately prior to and effective as of the Closing, Charter Inc., Crescent Operating and Magellan shall have terminated the Operating Agreement, and Charter Inc. and Magellan shall have relinquished all of their respective rights under the Operating Agreement as of the Closing Date.

         4.5 Consent Decree. Crescent Operating agrees that, if required by the Federal Trade Commission (the "FTC"), it will commit to the FTC to be bound by the requirements of the Consent Order entered into in the case entitled, In the Matter of Charter Medical Corporation, Docket No. C-3558, as modified by the FTC's Order Reopening and Modifying Order dated January 29, 1996.

         4.6 CBHS Restructuring. Each of the parties hereto acknowledges that CBHS has indicated to it that CBHS anticipates converting from a limited liability company to a corporation (the "Restructuring") prior to the Closing in connection with the financing of the transactions contemplated by the Purchase Agreement and agrees to reasonably cooperate with CBHS and to take any actions that CBHS may reasonably request in order to implement the Restructuring, provided that none of the parties hereto shall be required to take any action in connection with the Restructuring that would adversely affect such party or its respective rights and benefits under this Agreement. Within 30 days from the date hereof, the parties hereto shall use commercially reasonable best efforts to agree to the terms of the Restructuring.

         4.7 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to satisfy the conditions set forth in Article V hereof insofar as such matters are within its control, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

                                    ARTICLE V

                               CLOSING CONDITIONS

         5.1 Conditions to Obligations of Crescent Operating. The obligation of Crescent Operating to deliver the Purchased Shares at the Closing is subject to satisfaction of the following conditions precedent, any or all of which may be waived in writing by Crescent Operating at its sole discretion:

                  (a) The representations and warranties of Charter Inc. contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, other than representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Charter Inc. shall furnish Crescent Operating with an officer's certificate as to the foregoing;

                  (b) Charter Inc. shall have performed in all material respects all of its obligations required by this Agreement to be performed by it on or prior to the Closing, and Charter Inc. shall furnish Crescent Operating with an officer's certificate as to the foregoing;

                  (c) As of the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental or regulatory agency of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated, and there shall be no action, suit or proceeding pending, which is brought by any governmental or regulatory agency, seeking to so enjoin the transactions;

                  (d) The applicable waiting period under the HSR Act shall have expired or been terminated;

                  (e) Crescent Operating shall have received all consents, approvals, authorizations or orders required as set forth on Schedule 3.4;

                  (f) Crescent Operating shall have received an opinion from Dow, Lohnes & Albertson, PLLC, counsel to Charter Inc., in form and substance reasonably acceptable to Crescent Operating, dated as of the Closing Date,) as to the due authorization, execution and delivery of this Agreement by, and as to the enforceability of this Agreement against, Charter Inc., and as to the good standing of Charter Inc.;

                  (g) The conditions set forth in the Purchase Agreement, dated as of the date hereof, by and between CBHS and Magellan with respect to the purchase by CBHS of certain equity interests and assets of certain subsidiaries of Magellan (the "Purchase Agreement"), and in any agreements referenced therein, shall have been fulfilled or waived, and all transactions contemplated by the Purchase Agreement and any such agreements shall have been consummated;

                  (h) Charter Inc. and Magellan shall have complied with the provisions of Section 4.4 of this Agreement; and

                  (i) The following conditions (the "Shared Risk Conditions") regarding the interim final rule to be recommended by the United States Department of Health and Human Services Negotiated Rulemaking Committee (the "Rulemaking Committee") on the Shared Risk Exception relating to the existing statutory shared risk safe harbor, 42 U.S.C. ss. 1320a-7b(b)(3)(F) (the "Shared Risk Exception"), shall have been satisfied: (i) the Shared Risk Exception shall have become effective, as stated in the notice of publication, and (ii) the Services Purchase Agreement to be entered into by and between Magellan and CBHS (the "Services Purchase Agreement") either (A) shall have been executed in the form agreed to by the parties as of the date hereof if the Shared Risk Exception is the same as the text, other than nonsubstantive changes, of the statement issued on January 22, 1998, by the Rulemaking Committee, or (B) shall have been executed in a form that complies with the Shared Risk Exception and that would not result in any material loss of the proposed benefits to be provided to Crescent Operating, CBHS or Magellan thereunder if the Shared Risk Exception is not the same as the text, other than nonsubstantive changes, of the statement issued on January 22, 1998, by the Rulemaking Committee.

                  (j) Magellan shall have executed the Non Compete Agreement attached as Schedule 5.1 (j).

         5.2 Conditions to Obligations of Charter Inc. The obligation of Charter Inc. to deliver the Charter LLC Interest at the Closing is subject to the satisfaction of the following conditions precedent, any or all of which may be waived in writing by Charter Inc. at its sole discretion:

                  (a) The representations and warranties of Crescent Operating contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date other than representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Crescent Operating shall furnish Charter Inc. with an officer's certificate as to the foregoing;

                  (b) Crescent Operating shall have performed in all material respects all of its obligations required by this Agreement to be performed by it on or prior to the Closing, and Crescent Operating shall furnish Charter Inc. with an officer's certificate as to the foregoing;

                  (c) As of the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental or regulatory agency of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated, and there shall be no action, suit or proceeding pending, which is brought by any governmental or regulatory agency, seeking to so enjoin the transactions;

                  (d) The applicable waiting period under the HSR Act shall have expired or been terminated;

                  (e) The Board of Directors of each of Magellan and Charter Inc. shall have approved the transactions contemplated herein pursuant to
Section 2.2;

                  (f) Charter Inc. shall have received all consents, approvals, authorizations or orders required as set forth on Schedule 2.4;

                  (g) Charter Inc. shall have received an opinion from Shaw, Pittman, Potts & Trowbridge, counsel to Crescent Operating, in form and substance reasonably acceptable to Charter Inc., dated as of the Closing Date, as to the due authorization, execution and delivery of this Agreement by, and as to the enforceability of this Agreement against, Crescent Operating, and as to the good standing of Crescent Operating;

                  (h) The conditions set forth in the Purchase Agreement, and in any agreements referenced therein, shall have been fulfilled or waived, and all transactions contemplated by the Purchase Agreement and any such agreements shall have been consummated;

                  (i) Crescent Operating and Magellan shall have complied with the provisions of Section 4.4 of this Agreement; and

                  (j) The Shared Risk Conditions shall have been satisfied.

         5.3 Conditions to Obligations of Magellan. The obligation of Magellan to perform its obligations under Section 4.4 of this Agreement is subject to the satisfaction of the following conditions precedent, any or all of which may be waived in writing by Magellan at its sole discretion:

                  (a) Crescent Operating and Charter Inc. each shall have performed in all material respects all of its obligations required by this Agreement to be performed by it on or prior to the Closing;

                  (b) As of the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental or regulatory agency of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated, and there shall be no action, suit or proceeding pending, which is brought by any governmental or regulatory agency, seeking to so enjoin the transactions;

                  (c) The applicable waiting period under the HSR Act shall have expired or been terminated;

                  (d) Charter Inc. shall have received all consents, approvals, authorizations or orders required as set forth on Schedule 2.4, and Crescent Operating shall have received all consents, approvals, authorizations or orders required as set forth on Schedule 3.4;

                  (e) The conditions set forth in the Purchase Agreement, and in any agreements referenced therein, shall have been fulfilled or waived, and all transactions contemplated by the Purchase Agreement and any such agreements shall have been consummated;

         (f) Crescent Operating and Charter Inc. shall have complied with the provisions of Section 4.4 of this Agreement; and

         (g) The Shared Risk Conditions shall have been satisfied.

         (h) Crescent Operating shall have executed the Non Compete Agreement attached as Scheulde 5.3(h).

                                   ARTICLE VI

              INDEMNIFICATION AND ASSUMPTION OF CERTAIN LIABILITIES

         6.1 Indemnification for Breach of Representation or Warranty.

                  (a) After the Closing, Charter Inc. agrees to indemnify and hold Crescent Operating harmless from any claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments and other damages, including reasonably attorneys' fees and expenses (collectively "Damages"), incurred by Crescent Operating as a result of (i) any breach by Charter Inc. of any representation or warranty of Charter Inc. contained in Article II of this Agreement; or (ii) a failure by Charter Inc. to perform in any material respect any covenant or agreement required to be performed by it under this Agreement; provided, however, that Charter Inc. shall have no liability to Crescent Operating under this paragraph unless Crescent Operating shall have first delivered to Charter Inc. a written claim to indemnification hereunder on or before the date which is 18 months after the Closing Date, except as otherwise provided in Section 8.1; provided, further, that Charter Inc. shall not be liable for Damages in excess of an aggregate of $100,000,000 under this Agreement, the Purchase Agreement[and the Joint Venture Purchase Agreement to be entered into by Magellan and CBHS prior to the closing of the transactions contemplated by the Purchase Agreement (the "Indemnification Cap").

                  (b) After the Closing, Crescent Operating agrees to indemnify and hold Charter Inc. harmless from any Damages incurred by Charter Inc. as a result of (i) any breach by Crescent Operating of any representation or warranty of Crescent Operating contained in Article III of this Agreement; or (ii) a failure by Crescent Operating to perform in any material respect a covenant or agreement required to be performed by it under this Agreement; provided, however, that Crescent Operating shall have no liability to Charter Inc. under this paragraph unless Charter Inc. shall have first delivered to Crescent Operating a written claim to indemnification hereunder on or before the date which is 18 months after the Closing Date; provided, further, that Crescent Operating shall not be liable for Damages in excess of the Indemnification Cap.

                  (c) Subject to the provisions of Sections 6.1(a) and 6.1(b), in the event of the occurrence of an event in which any party asserts a claim for Damages, such party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnified party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the

Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by any indemnifying party, such party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any material liability or obligation not covered by the indemnity obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy). In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

                  (d) The amount of any and all Damages for which indemnification is provided pursuant to this Article VI shall be net of any amounts received by the indemnified party under insurance policies with respect to such Damages (it being understood that any proceeds obtainable from a captive insurance company of the indemnified party or any amounts which the indemnified party self-insures shall not be so taken into account). In the event that any claim for indemnification asserted under this Article VI is, or may be, the subject of the insurance coverages of Charter Inc. and Crescent Operating, the indemnified party agrees to promptly notify the applicable insurance carrier of such claim and tender defense thereof to such carrier. If insurance coverage is denied (in whole or in part), or if no resolution of an insurance claim shall have occurred upon payment of the relevant indemnification obligation, the indemnifying party shall be subrogated to the rights of the indemnified party against such insurance carrier.

         (e) The indemnification provided in this Article VI and the obligations in Section 7.2 shall be the exclusive remedy of the parties for any breach of this Agreement.

                                   ARTICLE VII

                          TERMINATION PRIOR TO CLOSING

         7.1 Termination Prior to Closing. This Agreement may be terminated and abandoned at any time prior to the Closing:

                  (a) by the mutual consent of Charter Inc. and Crescent Operating; or

                  (b) by Charter Inc. or Crescent Operating, in the event the Closing has not occurred by the date which is six months after the date of this Agreement (the "Cut-Off Date"), unless failure of such consummation shall be due to the failure of the party seeking to terminate this Agreement to comply in all material respects with the agreements and covenants contained herein to be performed by such party on or before the Cut-Off Date.

         7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, such termination shall be without liability or obligation of either party (or any director, officer, employee, or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a breach by either party to this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Section 8.5 shall survive any termination hereof pursuant to
Section 7.1.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Survival. The representations and warranties made by the parties in this Agreement shall expire, and be terminated and extinguished, on the date which is 18 months after the Closing Date, and thereafter neither Charter Inc. nor Crescent Operating, nor any officer, director or principal thereof, shall have any liability whatsoever with respect to any such representation or warranty, except that the representations and warranties in Sections 2.1(a), (c) and (d), 2.2, 3.1(a) and (c) and 3.2 shall survive without limitation, and that the representations and warranties in Sections 2.5 and 2.6 shall survive until the applicable statute of limitations period for any applicable claim. The covenants and agreements of the parties contained herein shall survive the Closing to the extent they relate to an agreement or obligation to be performed after the Closing.

         8.2 Notices. All notices, requests, instructions or documents hereunder shall be in writing and delivered personally or by Federal Express, or sent by telecopy, or sent by United States registered or certified mail, postage prepaid, as follows:

                 (i)      if to Crescent Operating:

                          Jeffrey L. Stevens
                          Executive Vice President and Chief Operating Officer Crescent Operating
                          306 West 7th Street, Suite 1025
                          Fort Worth, Texas 76102
                          Facsimile: (817) 339-1010

                           with a copy (which shall not constitute notice) to:

                          Sylvia M. Mahaffey, Esq.
                          Shaw Pittman Potts & Trowbridge
                          2300 N Street, N.W.
                          Washington, D.C. 20037
                          Facsimile: (202) 663-8007

                          if to Charter Inc. or Magellan:

                 (ii)     David Hansen, Esq.
                          General Counsel
                          Magellan Health Services, Inc.
                          3414 Peachtree Road, N.E., Suite 1400
                          Atlanta, Georgia 30326
                          Facsimile: (404) 869-5660

                          with a copy (which shall not constitute notice) to:

                          J. Eric Dahlgren, Esq.
                          Dow, Lohnes & Albertson, PLLC
                          One Ravinia Drive, Suite 1600
                          Atlanta, Georgia 30346
                          Facsimile: (770) 901-8874

or such other address as any party may designate by written notice to the other parties. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier.

         8.3 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced. This Agreement supersedes all prior understandings, negotiations and agreements relating to the transactions contemplated herein.

         8.4 Successors and Assigns. The terms, covenants and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party, except that Charter Inc. may assign this Agreement to any other wholly-owned subsidiary of Magellan provided that Charter Inc. transfers its ownership interest of the Charter LLC Interest to such wholly-owned subsidiary.

         8.5 Expenses. Each of Charter Inc. and Crescent Operating shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         8.6 Severability. If any provision of this Agreement shall be determined by arbitration in accordance with Section 8.8 to be void and of no effect, the provisions of this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision, and this Agreement as so amended or modified shall not be rendered unenforceable or impaired but shall remain in force to the fullest extent possible in keeping with the intention of the parties hereto.

         8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable in the case of agreements made and to be performed entirely within such state, without regard to such state's conflicts of laws rules.

         8.8 Arbitration. The parties agree to resolve any dispute, controversy or claim arising out of or relating to this Agreement, its interpretation or performance (a "Controversy") in accordance with this Section 8.8.

                  (a) The parties agree to negotiate in good faith for up to 45 days after written notice by one party to the other party or parties to the Controversy, in order to attempt to resolve such Controversy. In this regard, each party agrees to involve its respective senior management in these discussions if necessary.

                  (b) In the event that such Controversy is not resolved through mutual discussions within such 45-day period of time, such dispute or controversy may be submitted by any such party to, and if so submitted shall be finally settled by, arbitration in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association, and judgment upon the award may be entered in any court where the arbitration takes place or any court having jurisdiction. Any such arbitration shall take place in Atlanta, Georgia, and there shall be one arbitrator. The parties shall attempt to agree on the selection of the arbitrator within 60 days after receipt of the written notice referred to in clause (a) above; if the parties agree, the agreed-upon person shall be the arbitrator; if the parties cannot so agree, the arbitrator shall be selected by the American Arbitration Association in accordance with the Rules. The arbitrator may order specific performance or other equitable relief or remedies, to the extent he or she deems it appropriate, in any situation in which a court could so order. All costs of such arbitration, including the compensation of the arbitrator (but not including the parties' attorneys', accountants' and other professionals' fees, as to which each party shall pay its own) shall be allocated 50% to Crescent Operating and 50% to Charter Inc. The decision of the arbitrator shall be final and binding upon the parties, their successors and assigns, and they shall comply with such decision in good faith, and each party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment with respect to and to enforce the decision of the arbitrator hereunder.

         8.9 Headings. The headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and same instrument.

         8.11 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         8.12 Variations of Pronouns; Definitions; Number; Gender. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require. Whenever used herein the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders. "Person" shall mean an individual, firm, trust, association, corporation, limited liability company, partnership, government (whether federal, state, local or other political subdivision, or an agency or bureau of any of them) or other entity.

         IN WITNESS WHEREOF, this Equity Purchase Agreement has been duly executed by the parties hereto as of the date first above written.

                              CHARTER BEHAVIORAL HEALTH
                              SYSTEMS, INC.

                              By:  /s/HOWARD A. MCLURE
                              Name:  Howard A. McLure
                              Title: Vice President

                              CRESCENT OPERATING, INC.

                              By:  /s/JEFFREY L. STEVENS
                              Name:  Jeffrey L. Stevens
                              Title: Executive Vice President and
                                       Chief Operating Officer

                              MAGELLAN HEALTH SERVICES, INC.

                              Solely for purposes of Section 4.4 hereof:

                              By:  /s/CRAIG L. MCKNIGHT
                              Name:  Craig L. McKnight
                              Title: Executive Vice President and
                                       Chief Execitive Officer